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                                                                   EXHIBIT 10.13

                                                                  EXECUTION COPY

[LOGO--IESI Corporation]


March 7, 2001


Mr. Thomas Brown
Senior Vice President and Chief Operating Officer
IESI Corporation
6125 Airport Fwy., Suite 202
Haltom City, Texas 76117

Dear Tom:

This letter sets forth our agreement that in the event of a Change of Control (as hereinafter defined) of IESI Corporation, you will be entitled to a severance payment equal to twelve (12) months' base salary, plus one hundred percent (100%) of the most recent annual cash bonus paid to you by IESI Corporation. Your severance payment will be payable in full no later than 30 days following the occurrence of such Change in Control.

For purposes of this letter, "Change of Control" means the direct or indirect merger, sale, lease, transfer, conveyance or other disposition of all or substantially all of the capital stock, properties or assets of IESI Corporation and its subsidiaries taken as a whole, as a result of which, within six (6) months following such transaction, any of the following occurs: (1) your employment is terminated, (2) there is a material reduction of the level of your compensation, prerequisites, responsibility, authority, title or scope of duties, or (3) the location of your employment is moved by more than fifty (50) miles.

This letter contains our complete agreement with respect to the subject matter hereof, and supercedes any and all prior understandings, written or oral. This letter shall be governed by the laws of the State of Texas.

Very truly yours,

Mickey F. Flood
President & CEO